Astoria Financial Corporation Schedules Fourth Quarter And Full Year Earnings Release & Conference Call

LAKE SUCCESS, N.Y., Jan. 14, 2015 /PRNewswire/ -- Astoria Financial Corporation (NYSE: AF), announced that it expects to report fourth quarter and full year 2014 earnings on Wednesday, January 28, 2015 at approximately 4:45 p.m. Eastern Time (ET). A copy of the news release will be immediately available on its web site, www.astoriabank.com.

The Company also announced that Monte N. Redman, President & CEO of Astoria, will host an earnings conference call on Thursday, January 29, 2015 at 10:00 a.m. (ET).

Toll-free dial-in:	(877) 709-8150
International dial-in:	(201) 689-8354

A simultaneous webcast of the conference call will also be available on the Company's web site at www.astoriabank.com and will be archived for one year.

A telephone replay will be available on Thursday, January 29, 2015 from 1:00 p.m. (ET) through midnight, Saturday, February 7, 2015.

Replay # (Domestic):	(877) 660-6853	Conference ID #:	13598079
Replay # (International):	(201) 612-7415	Conference ID #:	13598079

About Astoria Financial Corporation

Astoria Financial Corporation, with assets of $15.5 billion, is the holding company for Astoria Bank. Established in 1888, Astoria Bank, with deposits in New York totaling $9.6 billion, is the second largest thrift depository in New York and provides the customers and local communities it serves with quality financial products and services through 87 convenient banking branch locations, one business banking office, and multiple delivery channels, including its enhanced website, www.astoriabank.com. Astoria Bank commands a significant deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau, and Suffolk counties with a population exceeding that of 38 individual states. Astoria Bank originates residential mortgage loans through its banking and loan production offices in New York, a broker network in four states, primarily along the East Coast, and correspondent relationships covering 13 states and the District of Columbia and originates multi-family and commercial real estate loans, primarily on rent controlled and rent stabilized apartment buildings, located in New York City and the surrounding metropolitan area.

CONTACT: Theodore S. Ayvas, Vice President, Investor Relations, 516-327-7877, ir@astoriabank.com